UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☑	Soliciting Material Pursuant to §240.14a-12

Florida Rock Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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This filing relates to the announced acquisition of Florida Rock Industries, Inc. (“Florida Rock”) by Vulcan Materials Company (“Vulcan Materials”) pursuant to the terms of the Agreement and Plan of Merger, dated as of February 19, 2007, by and among Vulcan Materials, Florida Rock, Virginia Holdco, Inc., Virginia Merger Sub, Inc. and Fresno Merger Sub, Inc.
Important Information
This document may be deemed to be solicitation material in respect of the proposed transaction. In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. SHAREHOLDERS OF FLORIDA ROCK ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement/prospectus will be mailed to shareholders of Florida Rock. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, and from www.vulcanfloridarock.com, www.vulcanmaterials.com or www.flarock.com.
Vulcan Materials, Florida Rock and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transaction. Information regarding Vulcan Materials’ directors and executive officers is available in Vulcan Materials’ proxy statement for its 2006 annual meeting of shareholders, which was filed with the SEC on April 13, 2006, and information regarding Florida Rock’s directors and executive officers is available in Florida Rock’s proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on December 27, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

The following email was sent to employees of Florida Rock Industries, Inc. on February 19, 2007:
Dear Fellow Florida Rock Employee,
I am very pleased to announce today that Florida Rock has agreed to be acquired by Vulcan Materials, the nation’s largest producer of construction aggregates and producer of other construction materials.
Building on the strength of our regional presence in key growth markets, our combination with Vulcan Materials will significantly enhance our strategic position, further broadening our geographic reach and enabling us to serve customers even more effectively through more sources of supply and strategically positioned quarries, plants and distribution centers. In addition to strengthening the combined business overall, this transaction is about growth, and we believe there will be enhanced long-term opportunities for employees as part of a more robust, combined organization.
Florida Rock and Vulcan Materials have highly compatible cultures, similar management philosophies, and a commitment to operational excellence. In fact, Vulcan Materials has made Fortune magazine’s list of America’s Most Admired Companies six times in the last seven years. This transaction with Vulcan Materials is a logical, natural fit, and we look forward to operating two highly complementary businesses as a combined company.
As part of the transaction, I will be joining Vulcan Materials’ Board of Directors and Tom Baker will become President of Vulcan Materials’ new Florida Rock Division headquartered in Jacksonville, where he will oversee the company’s consolidated operations in the state of Florida. Our remaining operations will be integrated into existing Vulcan Materials Divisions.
While the combination with Vulcan Materials is still subject to customary regulatory and shareholder approvals, we expect the transaction to close in the mid-year 2007. Until then, Florida Rock and Vulcan Materials remain independent competitors. One of the most important things we can all do at this time of transition is to stay focused on our jobs and continue to serve our customers well. In other words, it’s business as usual.
I will be hosting an employee conference call and webcast tomorrow, February 20, at 10:00 a.m. EST to talk more about this exciting combination. Please feel free to listen in via the web or telephone. The webcast can be accessed live on the Florida Rock intranet and will be available there for the next four weeks. The dial-in number from within the U.S. is 800-591-6930 and from outside the U.S. is 617-614-4908; the passcode is 55474343.
Our combination with Vulcan Materials represents a major milestone for Florida Rock, our employees, our shareholders, and our customers. Thank you for your continued dedication and commitment — your hard work in building Florida Rock has been a key component in making this exciting growth opportunity possible. I hope you share my commitment to making this combination a success.

Sincerely,
John Baker
President and CEO
Florida Rock